Exhibit to Item 77I


On July 29, 2011, Metropolitan West Funds (the "Trust") issued a new class of shares of beneficial interest in the Metropolitan West Total Return Bond Fund called the Plan Class Shares. Plan Class Shares have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust's Agreement and Declaration of Trust and By-Laws.

A description of the Plan Class Shares of the Metropolitan West Total Return Bond Fund is incorporated by reference to Post-Effective Amendment No. 37 to the Registration Statement as filed with the SEC via EDGAR on July 27, 2011. (Accession No. 0001193125-11-199043.)

On September 28, 2011, the Trust issued Class M Shares and Class I Shares of a new series of the Trust called the Metropolitan West Unconstrained Bond Fund. A description of the Metropolitan West Unconstrained Bond Fund is incorporated by reference to Post-Effective Amendment No. 39 to the Registration Statement as filed with the SEC via EDGAR on September 26, 2011. (Accession No. 0001193125-11-256442.)